Exhibit 99.1

Grid Dynamics Announces Redemption of Public Warrants

●	Action will eliminate all outstanding public warrants. Additionally, the company has no private warrants outstanding and today’s action will streamline the company’s capital structure.

●	The cash redemption of Public Warrants is expected to yield gross proceeds of up to $31.9 million to Grid Dynamics.

●	Holders of outstanding Public Warrants will have until 5:00 p.m., New York City time, on August 30, 2021, to exercise their Public Warrants. Any Public Warrants that remain unexercised past the deadline will be void and no longer exercisable.

July 28, 2021 – SAN RAMON, California — Grid Dynamics Holdings, Inc. (Nasdaq: GDYN; GDYNW) (“Grid Dynamics”), a leader in enterprise-level digital transformation, today announced that holders of its 2,773,141 outstanding public warrants (the “Public Warrants”) to purchase shares of its common stock, $0.0001 par value per share (the “Common Stock”) will have until 5:00 p.m., New York City time, on August 30, 2021 (the “Redemption Date”) to exercise their Public Warrants. The Public Warrants are exercisable for an aggregate of 2,773,141 shares of Common Stock at a price of $11.50 per share, representing a total of approximately $31.9 million in potential proceeds to Grid Dynamics.

Pursuant to the terms of the agreements governing the rights of the holders of the Public Warrants, Grid Dynamics is entitled to redeem all of the outstanding Public Warrants for a redemption price of $0.01 per Public Warrant (the “Redemption Price”) if the last sales price of the Common Stock is at least $18.00 per share on each of twenty (20) trading days within the thirty (30) trading-day period ending on the third trading day prior to the date on which a notice of redemption is given. This share price performance target has been met. Any Public Warrants that remain unexercised immediately after 5:00 p.m., New York City time, on August 30, 2021 will be void and no longer exercisable, and the holders of those Public Warrants will be entitled to receive $0.01 per Public Warrant.

Holders of Public Warrants in “street name” should immediately contact their broker to determine their broker’s procedure for exercising their Public Warrants since the process to exercise is voluntary. Brokers will likely have an earlier deadline for beneficial holders to exercise their Public Warrants than the deadline for registered holders set forth above. If a holder of a Public Warrant does not wish for its Public Warrant to be redeemed, it must exercise such Public Warrant before 5:00 p.m. New York City time on the Redemption Date.

The Public Warrants were issued under the Warrant Agreement, dated as of October 4, 2018 (the “Warrant Agreement”), by and between Grid Dynamics’ predecessor company, ChaSerg Technology Acquisition Corp., and Continental Stock Transfer & Trust Company, as warrant agent (the “Warrant Agent”).

As a result of the redemption, the Public Warrants will cease to be traded on the Nasdaq effective August 30, 2021.

Grid Dynamics also announced that none of its “Private Placement Warrants” or “Working Capital Warrants” remained outstanding.

None of Grid Dynamics, its board of directors or employees has made or is making any representation or recommendation to any holder of the Public Warrants as to whether to exercise or refrain from exercising any Public Warrants.

The shares of Common Stock underlying the Public Warrants have been registered by Grid Dynamics under the Securities Act of 1933, as amended, and are covered by a registration statement filed with, and declared effective by, the Securities and Exchange Commission (Registration No. 333-238202).

Questions concerning redemption and exercise of the Public Warrants can be directed to Continental Stock Transfer & Trust Company, 1 State Street, 30th Floor, New York, New York 10004, Attention: Compliance Department, telephone number (212) 509-4000.

No Offer or Solicitation

This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any offer of any of Grid Dynamics’s securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction.

About Grid Dynamics Holdings, Inc.

Grid Dynamics (Nasdaq: GDYN) is a digital-native technology services provider that accelerates growth and bolsters competitive advantage for Fortune 1000 companies. Grid Dynamics provides digital transformation consulting and implementation services in omnichannel customer experience, big data analytics, search, artificial intelligence, cloud migration, and application modernization. Grid Dynamics achieves high speed-to-market, quality, and efficiency by using technology accelerators, an agile delivery culture, and its pool of global engineering talent. Founded in 2006, Grid Dynamics is headquartered in Silicon Valley with offices across the US, UK, Netherlands, Mexico, Central, and Eastern Europe. To learn more about Grid Dynamics, please visit www.griddynamics.com.

Forward Looking Statements

This communication contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that are not historical facts, and involve risks and uncertainties that could cause actual results of Grid Dynamics to differ materially from those expected and projected. These forward-looking statements can be identified by the use of forward-looking terminology, including the words “believes,” “estimates,” “anticipates,” “expects,” “intends,” “plans,” “may,” “will,” “potential,” “projects,” “predicts,” “continue,” or “should,” or, in each case, their negative or other variations or comparable terminology. These forward-looking statements include, without limitation, statements regarding the redemption of the Public Warrants and the expected proceeds from the exercise of the Public Warrants.

These forward-looking statements involve significant risks and uncertainties that could cause the actual results to differ materially from the expected results. Most of these factors are outside Grid Dynamics’s control and are difficult to predict. Factors that may cause such differences include, but are not limited to, potential exercises of the Public Warrants and other risks and uncertainties indicated in Grid Dynamics filings with the SEC.

Grid Dynamics cautions that the foregoing list of factors is not exclusive. Grid Dynamics cautions readers not to place undue reliance upon any forward-looking statements, which speak only as of the date made. Grid Dynamics does not undertake or accept any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements to reflect any change in its expectations or any change in events, conditions or circumstances on which any such statement is based. Further information about factors that could materially affect Grid Dynamics, including its results of operations and financial condition, is set forth under the “Risk Factors” section of the Company’s quarterly report on Form 10-Q filed May 6, 2021 and in other periodic filings Grid Dynamics makes with the SEC.

Contact Information

Grid Dynamics Investor Relations:

investorrelations@griddynamics.com